Exhibit 99.1

FOR IMMEDIATE RELEASE

Emdeon Reports Fourth Quarter and Full Year 2013 Results

•	Fourth Quarter 2013 Revenue of $320.1 million and Adjusted EBITDA of $85.5 million

•	Full Year 2013 Revenue of $1,242.6 million and Adjusted EBITDA of $324.0 million

NASHVILLE, Tenn. (March 17, 2014) – Emdeon Inc., a leading provider of healthcare revenue and payment cycle management and clinical information exchange solutions, today announced financial results for the fourth quarter and year ended December 31, 2013, as summarized below:

(In millions)	4Q 13	4Q 12	% Change	FY 13	FY 12	% Change
Revenue	$320.1	$294.4	8.7%	$1,242.6	$1,152.3	7.8%
Net Loss	$16.5	$10.3	-60.7%	$74.5	$78.3	4.9%
Non-GAAP Adjusted EBITDA	$85.5	$78.7	8.7%	$324.0	$316.4	2.4%

“We are pleased with our 2013 year end results as well as the strong fourth quarter close,” said Neil de Crescenzo, president and chief executive officer for Emdeon. “As we develop innovative products and services that build upon our core capabilities and delight our customers, we look forward to increasing positive momentum across all of our lines of business in 2014.”

Fourth quarter 2013 revenue was $320.1 million, an increase of 8.7%, compared to $294.4 million for the same period in 2012. This increase in revenue was primarily due to business growth. Net loss for the fourth quarter of 2013 was $16.5 million compared to $10.3 million for the same period in 2012. This increase in net loss compared to the corresponding prior year period was primarily due to a charge related to cancelling a product development project and other non-routine charges.

Fourth quarter 2013 Non-GAAP Adjusted EBITDA increased 8.7% to $85.5 million, or 26.7% of revenue, from Non-GAAP Adjusted EBITDA of $78.7 million, or 26.7% of revenue, for the comparable period in 2012. This increase in Adjusted EBITDA compared to the same period in 2012 is primarily due to business growth, partially offset by increased investments related to sales and other strategic growth initiatives.

For the year ended December 31, 2013, revenue was $1,242.6 million compared to $1,152.3 million for 2012, an increase of 7.8%. This increase in revenue was primarily due to business growth, including the June 2013 acquisition of Goold Health Systems. Net loss for 2013 was $74.5 million compared to $78.3 million in 2012. The improvement in the net loss was primarily due to business growth and reduced interest rates as a result of the repricing of Emdeon’s term debt in April 2013.

Full year 2013 Non-GAAP Adjusted EBITDA increased 2.4% to $324.0 million, or 26.1% of revenue, from Non-GAAP Adjusted EBITDA of $316.4 million, or 27.5% of revenue, for the comparable period in 2012. This increase was primarily due to the impact of business growth, partially offset by increased investments related to sales and other strategic growth initiatives.

A reconciliation of Emdeon’s financial results determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to certain non-GAAP financial measures has been provided in the financial statement tables included in this release to supplement its unaudited condensed consolidated financial statements presented on a GAAP basis. An explanation of these non-GAAP measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”

About Emdeon

Emdeon is a leading provider of revenue and payment cycle management and clinical information exchange solutions, connecting payers, providers and patients in the U.S. healthcare system. Emdeon’s offerings integrate and automate key business and administrative functions of its payer and provider customers throughout the patient encounter. Through the use of Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle and clinical information exchange processes. For more information, visit www.emdeon.com.

Forward-Looking Statements

Statements made in this press release that express Emdeon’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. Forward-looking statements may include information concerning Emdeon’s possible or assumed future results of operations, including descriptions of Emdeon’s revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to Emdeon’s operations and business environment, all of which are difficult to predict and many of which are beyond Emdeon’s control. Although Emdeon believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Emdeon’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Such factors related to Emdeon’s actual financial results or results of operations include: effects of competition, including competition from entities that are customers for certain of Emdeon’s solutions; Emdeon’s ability to maintain relationships with its customers and channel partners; Emdeon’s ability to effectively cross-sell its solutions to existing customers and to continue to generate revenue and maintain profitability by developing or acquiring and successfully deploying new or updated solutions; pricing pressures on Emdeon’s solutions; the anticipated benefits from acquisitions not being fully realized or not being realized within the expected time frames; and general economic, business or regulatory conditions affecting the healthcare information technology and services industries; as well as the other risks discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in Emdeon’s Annual Report filed on Form 10-K for the year ended December 31, 2013, as well as other reports filed by Emdeon with the Securities and Exchange Commission.

You should keep in mind that any forward-looking statement made by Emdeon herein, or elsewhere, speaks only as of the date on which made. Emdeon expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in Emdeon’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Contacts:

Investor Relations

Bob East

Westwicke Partners

443.213.0502

Emdeon@westwicke.com

Emdeon Inc.

Consolidated Statements of Operations

(unaudited and amounts in thousands)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Revenue	$320,115	$294,436	$1,242,567	$1,152,313
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	196,016	179,125	758,025	693,819
Development and engineering	9,355	8,271	32,612	34,591
Sales, marketing, general and administrative	54,201	37,675	180,637	151,137
Depreciation and amortization	45,896	46,871	183,839	187,225
Accretion	7,759	(6,439)	26,470	8,666
Transaction related costs	—	1,250	—	1,250

Operating income (loss)	6,888	27,683	60,984	75,625
Interest expense, net	36,779	41,714	153,169	172,253
Loss on extinguishment of debt	—	—	23,160	21,853
Other	(3,156)	—	(4,202)	—

Loss before income tax provision (benefit)	(26,735)	(14,031)	(111,143)	(118,481)
Income tax provision (benefit)	(10,262)	(3,781)	(36,685)	(40,146)

Net loss	$(16,473)	$(10,250)	$(74,458)	$(78,335)

Emdeon Inc.

Consolidated Balance Sheets

(unaudited and amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$76,538	$31,763
Accounts receivable, net of allowance for doubtful accounts of $3,856 and $3,585 at December 31, 2013 and December 31, 2012, respectively	214,247	192,243
Deferred income tax assets	6,317	4,184
Prepaid expenses and other current assets	27,019	28,159

Total current assets	324,121	256,349
Property and equipment, net	269,470	264,852
Goodwill	1,502,434	1,488,134
Intangible assets, net	1,632,688	1,730,089
Other assets, net	19,169	29,694

Total assets	$3,747,882	$3,769,118

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,367	$6,223
Accrued expenses	131,149	104,026
Deferred revenues	10,881	9,342
Current portion of long-term debt	31,330	17,595

Total current liabilities	181,727	137,186
Long-term debt, excluding current portion	1,999,026	1,999,415
Deferred income tax liabilities	436,263	466,921
Tax receivable agreement obligations to related parties	150,496	125,003
Other long-term liabilities	11,824	8,442
Commitments and contingencies
Equity:
Common stock (par value, $.01), 100 shares authorized, issued and outstanding at December 31, 2013 and December 31, 2012, respectively	—	—
Additional paid-in capital	1,139,375	1,130,968
Accumulated other comprehensive loss	(1,343)	(3,789)
Accumulated deficit	(169,486)	(95,028)

Total equity	968,546	1,032,151

Total liabilities and equity	$3,747,882	$3,769,118

Emdeon Inc.

Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Operating activities
Net Income (loss)	$(74,458)	$(78,335)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	183,839	187,225
Equity compensation expense	7,021	6,842
Deferred income tax expense (benefit)	(39,555)	(38,447)
Accretion expense	26,470	8,666
Loss on extinguishment of debt	22,828	18,293
Amortization of debt discount and issuance costs	8,475	10,185
Change in contingent consideration	(69)	—
Impairment of property and equipment	10,619	1,865
Gain on sale of cost method investment	(2,925)	—
Other	(1,962)	820
Changes in operating assets and liabilities:
Accounts receivable	(20,791)	1,601
Prepaid expenses and other	1,442	(12,096)
Accounts payable	1,335	(2,149)
Accrued expenses, deferred revenue, and other liabilities	29,273	(25,216)
Tax receivable agreement obligations to related parties	(1,142)	(334)

Net cash provided by (used in) operating activities	150,400	78,920

Investing activities
Purchases of property and equipment	(71,086)	(62,054)
Payments for acquisitions, net of cash acquired	(18,291)	(59,011)
Proceeds from sale of cost method investment	5,820	—

Net cash used in investing activities	(83,557)	(121,065)

Financing activities
Payments on Revolving Facility	—	(15,000)
Payment of debt issue costs	(2,178)	(2,060)
Proceeds from incremental term loan	—	70,351
Payment on Term Loan	(12,912)	(12,817)
Data sublicense and deferred financing obligation payments	(7,564)	(3,796)
Capital contribution from Parent	1,999	—
Repurchase of Parent common stock	(613)	(317)
Other	(800)	(376)

Net cash provided by (used in) financing activities	(22,068)	35,985

Net increase (decrease) in cash and cash equivalents	44,775	(6,160)
Cash and cash equivalents at beginning of period	31,763	37,923

Cash and cash equivalents at end of period	$76,538	$31,763

Explanation of Non-GAAP Financial Measures

Emdeon’s management believes that, in order to properly understand Emdeon’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-operating items, when used as a supplement to financial performance measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses results of operations before such excluded items to evaluate the operational performance of Emdeon as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition to the description provided below, reconciliations of GAAP to non-GAAP results are provided in the financial statement tables included in this release.

In this release, Emdeon defines Adjusted EBITDA as EBITDA (which is defined as net income before income tax provision (benefit), net interest expense and depreciation and amortization), plus certain other non-cash or non-operating items (collectively, “EBITDA Adjustments”).

To properly evaluate Emdeon’s business, Emdeon encourages investors to review the GAAP financial information included in this release, and not rely on any single financial measure to evaluate Emdeon’s business. Emdeon also strongly encourages investors to review the reconciliation of net income (loss) to the non-GAAP measure of Adjusted EBITDA. Adjusted EBITDA, as Emdeon defines it, may differ from and may not be comparable to similarly titled measures used by other companies, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations. Adjusted EBITDA calculations are also used in our credit facilities and indentures, although the adjustments used to calculate Adjusted EBITDA as used in our credit facilities and indentures may vary in certain respects among such agreements and from those presented below.

Management uses Adjusted EBITDA to facilitate a comparison of Emdeon’s operating performance on a consistent basis from period to period that, when viewed in combination with Emdeon’s GAAP results, management believes provides a more complete understanding of factors and trends affecting Emdeon’s business than GAAP measures alone. Management believes this non-GAAP measure assists Emdeon’s board of directors, management, lenders and investors in comparing Emdeon’s operating performance on a consistent basis because it removes where applicable, the impact of Emdeon’s capital structure, asset base, acquisition accounting, non-cash charges and non-operating items from Emdeon’s operating performance.

Emdeon Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited and amounts in thousands)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Net income (loss)	$(16,473)	$(10,250)	$(74,458)	$(78,335)
Interest expense, net	36,779	41,714	153,169	172,253
Income tax provision (benefit)	(10,262)	(3,781)	(36,685)	(40,146)
Depreciation and amortization	45,896	46,871	183,839	187,225

EBITDA	55,940	74,554	225,865	240,997

Equity compensation	1,385	2,873	7,021	6,842
Acquisition accounting adjustments	152	327	894	4,697
Acquisition-related costs	788	2,649	3,245	6,913
Transaction-related costs and advisory fees	2,122	1,759	6,948	9,907
Strategic initiatives, duplicative running and transition costs	4,004	1,428	8,401	9,730
Severance and retention costs	2,384	553	7,520	1,632
Accretion expense	7,759	(6,439)	26,470	8,666
(Gain) loss on disposal of assets and other non-routine charges	13,485	—	12,447	52
Contingent consideration	(1,948)	—	(69)	—
Loss on extinguishment of debt and other related costs	—	—	24,311	25,411
Other	(523)	1,000	937	1,577

EBITDA Adjustments	29,608	4,150	98,125	75,427

Adjusted EBITDA	$85,548	$78,704	$323,990	$316,424